Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS RECORD SILVER PRODUCTION AND EXCEEDS 2022 PRODUCTION GUIDANCE

• Silver production up 36% in 2022 vs. 2021

• Silver production up 26% in Q4 2022 vs. Q4 2021

Vancouver, BC — January 10, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced above-guidance and record silver production from its 70%-owned Cerro Los Gatos (“CLG”) mine for the quarter and year ended December 31, 2022.

Dale Andres, CEO of Gatos Silver, commented: “Our excellent results reflect the quality of the CLG assets and the management team’s ability to improve operations and maximize cash flows. Our focus in 2023 will be to further optimize operational performance, advance our mine life extension opportunities by converting the higher-grade portion of our current mineral resource into reserves and advancing definition drilling on the mineralization recently discovered at depth in the new South-East Deeps zone. We will also be focusing on exploring our extensive land package in the highly prospective Los Gatos district.”

Production Results (100% basis)

Silver production was a record of 10.3 million ounces in 2022, up 36% from 7.6 million ounces in 2021, and above the high end of the most recent 2022 guidance range of 9.35 million to 9.65 million ounces. The production guidance, provided on October 11, 2022, was increased from the initial 2022 guidance range provided on January 25, 2022 of 8.5 million to 9.0 million ounces.

Zinc, lead and gold production also increased during 2022, with zinc and gold near the high end of guidance, and lead near the guidance midpoint. Compared with 2021, zinc production increased by 22%, lead production by 10%, and gold production by 2%.

Silver production for the fourth quarter of 2022 was a record of 2.9 million ounces, up 26% from 2.3 million ounces in the fourth quarter of 2021 and surpassing the previous record of 2.7 million ounces achieved in the third quarter of 2022. Zinc production increased by 5%, lead production declined by 5%, and gold production increased by 8%, compared with the fourth quarter of 2021.

The higher silver production for the quarter and year ended 2022 was primarily due to higher silver ore grades and higher mill throughput rates. Production sequencing in 2022 was from the highest-grade sections of the orebody, as considered in the 2022 LOM Plan. Mill throughput averaged 2,847 tonnes per day during the fourth quarter of 2022, an increase of 9% compared to the fourth quarter of 2021. During 2022 the mill achieved a record 2,662 tonnes per day, which was 7% higher than in 2021. Silver, zinc and lead recoveries for the year ended 2022 were also higher than in 2021.

Increased fourth quarter and 2022 output was supported by continued debottlenecking and optimization efforts focused on achieving higher mining rates through increased productivities and improved mine plan flexibility. During the fourth quarter, construction and commissioning of the paste plant was completed and to date three production stopes have been successfully filled with paste backfill. The paste plant is expected to increase operational flexibility and productivity as well as helping to lower operating costs going forward. Construction of the zinc concentrate leach plant is progressing well and is expected to be commissioned in the second quarter of 2023.

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

CLG comparative production highlights are summarized below:

	Three Months Ended December 31,		Year Ended December 31,
CLG Production (100% Basis)	2022	2021	2022	2021
Tonnes milled (dmt)	261,929	241,397	971,595	909,586
Tonnes milled per day (dmt)	2,847	2,624	2,662	2,492
Feed Grades
Silver (g/t)	387	331	368	295
Zinc (%)	3.74	3.90	4.37	3.94
Lead (%)	1.95	2.18	2.31	2.27
Gold (g/t)	0.30	0.30	0.33	0.32
Contained Metal
Silver ounces (millions)	2.9	2.3	10.3	7.6
Zinc pounds - in zinc conc. (millions)	13.5	12.9	60.7	49.6
Lead pounds - in lead conc. (millions)	9.7	10.2	43.9	39.8
Gold ounces - in lead conc. (thousands)	1.4	1.3	5.3	5.2
Recoveries(1)
Silver - in both lead and zinc concentrates	89.6%	89.5%	89.8%	88.3%
Zinc - in zinc concentrate	62.7%	62.7%	64.8%	62.9%
Lead - in lead concentrate	86.3%	88.5%	88.7%	87.6%
Gold - in lead concentrate	53.9%	56.8%	52.0%	56.3%
(1)	Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

CLG 2022 production results compared with guidance is summarized below:

Contained Metal (100% Basis)	2022 Actual	2022 revised guidance (1)	2022 initial guidance (2)
Silver ounces (millions)	10.3	9.35 – 9.65	8.5 – 9.0
Zinc pounds - in zinc conc. (millions)	60.7	58 - 61	49 – 54
Lead pounds - in lead conc. (millions)	43.9	43 – 45	36 – 40
Gold ounces - in lead conc. (thousands)	5.3	5.0 – 5.3	4.0 – 4.5
(1)	Provided October 11, 2022

(2)	Provided January 25, 2022

Corporate Update

As of December 31, 2022, the Company had a cash balance of $17 million compared with $15 million at September 30, 2022. In November 2022, the Company received its share of the third quarterly dividend paid by the Los Gatos Joint Venture (“LGJV”) in the amount of $13 million, net of withholding taxes. As of December 31, 2022, the outstanding balance on the Company’s credit facility was $9 million compared with $13 million at September 30, 2022 following a $4 million

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com principal repayment in December 2022.

The LGJV had a cash balance of $35 million as of December 31, 2022 compared to $39 million as of September 30, 2022.

On November 14, 2022, the Company announced the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. EY is currently auditing and will be reporting on the Company's consolidated financial statements for the financial years ended December 31, 2021 and December 31, 2022, including review of the Company’s quarterly unaudited interim financial information for 2022. The Company expects all outstanding securities regulatory filings to be completed before the end of the first quarter of 2023. The Company expects to hold its annual shareholders’ meeting once such public reports have been filed.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,087 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Evaluations and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s optimization, mine life extension, resource conversion drilling and the potential results thereof, cost reduction initiatives and anticipated benefits, construction of the zinc concentrate leach plant, and timing of completion of the audited financial statements and regulatory filings are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Tiffany Osburn
Director, Financial Reporting and Corporate Communications
investors@gatossilver.com
(720) 726-9662